CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM            Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement on Form S-3 No. 333-215864 of E.I. du Pont de Nemours and Company (“DuPont”) of our report dated March 13, 2019, relating to the combined financial statements of the Dow Agricultural Sciences Business (the “Business”) as of December 31, 2018 and 2017 and for the three years in the period ended December 31, 2018, which report expresses an unqualified opinion and includes an emphasis of a matter paragraph regarding an inclusion of allocations of certain expenses from The Dow Chemical Company, which allocations may not reflect the expenses the Business would have incurred as a stand-alone company and a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers, appearing in this Current Report on Form 8-K of DuPont dated May 3, 2019.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
May 3, 2019